UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 4, 2018

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 4, 2018, Flagstar Bank, FSB (the “Bank”), a wholly-owned bank subsidiary of Flagstar Bancorp, Inc. (the “Company”), entered into a Purchase and Assumption Agreement with Wells Fargo Bank, N.A. (“Wells Fargo”) (such agreement, the “Purchase Agreement”), pursuant to which the Bank agreed to acquire certain assets and assume certain liabilities of 52 Wells Fargo branches (the “Wells Fargo Branches”) in Indiana, Michigan, Wisconsin and Ohio for a deposit premium of 7% (the “Acquisition”).

At the closing of the Acquisition, and subject to the terms of the Purchase Agreement, the Bank will assume approximately $2.3 billion of deposit liabilities booked at the Wells Fargo Branches. The Bank will acquire approximately $115 million in loans related to the Wells Fargo Branches. At closing, the Bank will not receive any loans that have a delinquency status of greater than 60 days.

The Bank will not acquire assets or liabilities related to certain business of the Wells Fargo Branches to be retained by Wells Fargo, including the businesses of mortgage lending, credit card lending, indirect automobile loans and leases, corporate and business banking, including any deposits associated with corporate and business banking (other than business banking conducted by Wells Fargo in its Business Direct channel) and providing wealth management, brokerage and financial advisory services.

The Purchase Agreement contains representations, warranties, and covenants of the parties, including, among others, a covenant that requires (i) the Bank to offer employment to all employees (excluding certain employees to be retained by Wells Fargo) of the Wells Fargo Branches, and to employ any employee who does not decline the offer, (ii) Wells Fargo to conduct the business of the Wells Fargo Branches in the ordinary course during the period between the execution of the Purchase Agreement and consummation of the Acquisition, and (iii) Wells Fargo not to engage in certain kinds of transactions during such period (without the prior written consent of the Bank).

The Acquisition, which is expected to be completed in the fourth quarter of 2018, is subject to receipt of regulatory approval as well as other customary conditions to closing, including the execution and delivery of related transaction documents.

The foregoing description of the Purchase Agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Form 8-K, and is incorporated into this report by reference. Except for its status as a contractual document that establishes and governs the legal relations between the parties with respect to the transactions described above, the Purchase Agreement is not intended to be a source of factual, business or operational information about the parties. Representations and warranties may be used as a tool to allocate risks between the parties to the Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement.

Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules in the Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01 Regulation FD Disclosure

On June 5, 2018, the Company issued a press release announcing the signing of the Purchase Agreement and held an investor conference call to discuss the Acquisition.  A copy of the press release and investor presentation are attached as Exhibits 99.1 and 99.2, respectively, to this Form 8-K and are incorporated herein by reference.

The information contained herein, including the attached presentation, are furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

Exhibits

2.1*	Purchase and Assumption Agreement between Wells Fargo Bank, N.A., and Flagstar Bank, FSB
99.1	Press Release dated June 5, 2018
99.2	Presentation
*Certain schedules and exhibits have been omitted pursuant to Section 6.01(b)(2) of Regulation S-K.

 SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: June 5, 2018	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1*	Purchase and Assumption Agreement between Wells Fargo Bank, N.A., and Flagstar Bank, FSB
99.1	Press Release dated June 5, 2018
99.2	Presentation
*Certain schedules and exhibits have been omitted pursuant to Section 6.01(b)(2) of Regulation S-K.